Exhibit 99.1

Stepan Reports Record Third Quarter Results and Nine Month Earnings

Northfield, Illinois, October 21, 2020 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $33.2 million, or $1.43 per diluted share versus $25.9 million, or $1.11 per diluted share, in the prior year.  Adjusted net income* was $36.4 million, or $1.56 per diluted share, up 30% versus $27.9 million, or $1.20 per diluted share, in the prior year.  Total Company sales volume increased 5% versus the prior year.

•

Surfactant operating income was $41.2 million versus $19.7 million in the prior year.  This increase was primarily attributable to an 8% increase in global sales volume as well as an improved product and customer mix.    The sales volume growth was principally due to higher demand for cleaning, disinfection and personal wash products as a result of COVID-19.  Quarterly operating results also benefited from a $3.9 million operating improvement in Mexico.  As previously announced, the Company closed on its agreement to acquire Clariant’s anionic surfactant business and associated sulfonation equipment in Mexico.

•

Polymer operating income was $22.4 million versus $23.3 million in the prior year. This decrease was mostly attributable to a 5% decline in global Polymer sales volume versus prior year.  North American rigid polyol sales volume declined 8% while European volume was up slightly.  The lower North American volume reflects construction project delays and cancellations due to COVID-19.  Lower demand within the phthalic anhydride business also contributed to the sales volume decline.

•

The Company recognized $5.0 million pre-tax of partial insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage.  Surfactant and Polymer operating income benefited $2.2 million and $2.8 million, respectively, in the quarter.  The Company continues to work with its insurance provider on the remainder of the claim.

•

Specialty Product operating income was $1.6 million versus $2.3 million in the prior year.  This decrease was primarily attributable to lower margins within our medium chain triglycerides (MCT) product line and customer order patterns within our food and flavor business.

•	The effect of foreign currency translation negatively impacted net sales by 2% and net income by $1.6 million, or $0.07 per diluted share, versus the prior year.

•	The Company had negative net debt at quarter-end as cash balances of $310.4 million exceed total debt of $207.9 million.

•

The Company increased its quarterly cash dividend in the fourth quarter of 2020 by $0.03 per share, or 11%, marking the 53rd consecutive year that the Company has increased its cash dividend to stockholders.

YTD Highlights

•

Reported net income was $96.4 million, or $4.15 per diluted share, versus $81.1 million, or $3.48 per diluted share, in the prior year.  Adjusted net income* was $98.9 million, or $4.25 per diluted share, versus $93.7 million, or $4.02 per diluted share, in the prior year.  Total Company sales volume increased 2% compared to the first nine months of 2019.  A 5% increase in global Surfactants sales volume was partially offset by a 9% decrease in global Polymer sales volume.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“Today, the world continues to be challenged by the global pandemic.  At Stepan, we are committed to do our part by supporting customers that supply essential cleaning, disinfection and personal wash products to the market.  We are grateful to our employees for their passion and commitment to get the job done for our customers and for Stepan Company,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

“The Company delivered record third quarter and year-to-date results.  Surfactant third quarter operating income was up significantly on volume growth, which was mostly attributable to strong demand in the consumer product end markets driven by the fight against the COVID-19 virus.  Operations in Mexico delivered strong earnings growth versus the prior year quarter.  Our Polymer business was down slightly versus the prior year quarter as North America continues to experience construction project delays and cancellations as a result of COVID-19.  On a global basis, the demand for rigid polyols is gradually improving. Our Specialty Product business results were down due to reduced margins and customer order patterns.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2020	2019	% Change	2020	2019	% Change
Net Sales	$464,480	$451,582	3%	$1,375,016	$1,413,755	(3)%
Operating Income	$42,395	$27,966	52%	$127,022	$98,769	29%
Net Income Attributable to Stepan Company	$33,168	$25,889	28%	$96,420	$81,091	19%
Earnings per Diluted Share	$1.43	$1.11	29%	$4.15	$3.48	19%

Adjusted Net Income *	$36,421	$27,929	30%	$98,894	$93,695	6%
Adjusted Earnings per Diluted Share *	$1.56	$1.20	30%	$4.25	$4.02	6%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year third quarter includes $2.6 million of after-tax expense versus $1.4 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year third quarter includes $0.5 million of after-tax expense versus $0.3 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year third quarter includes $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.3 million of after-tax expense in 2019.

Percentage Change in Net Sales

Net sales increased 3% in the year-over-year third quarter due to a 5% increase in global sales volume that was partially offset by the unfavorable impact of foreign currency translation.  The higher sales volume primarily reflects Surfactant growth of 8% partially offset by a Polymer decline of 5%.

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Volume	5%	2%
Selling Price & Mix	–	(2)%
Foreign Translation	(2)%	(3)%
Total	3%	(3)%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Net Sales
Surfactants	$333,839	$299,719	11%	$993,245	$962,749	3%
Polymers	$116,682	$135,089	(14)%	$335,582	$395,904	(15)%
Specialty Products	$13,959	$16,774	(17)%	$46,189	$55,102	(16)%
Total Net Sales	$464,480	$451,582	3%	$1,375,016	$1,413,755	(3)%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2020	2019	% Change	2020	2019	% Change
Operating Income
Surfactants	$41,151	$19,660	109%	$125,810	$88,913	41%
Polymers	$22,387	$23,283	(4)%	$45,430	$58,148	(22)%
Specialty Products	$1,593	$2,261	(30)%	$8,803	$11,374	(23)%
Total Segment Operating Income	$65,131	$45,204	44%	$180,043	$158,435	14%
Corporate Expenses	$(22,736)	$(17,238)	(32)%	$(53,021)	$(59,666)	11%
Consolidated Operating Income	$42,395	$27,966	52%	$127,022	$98,769	29%

Total segment operating income increased $19.9 million, or 44%, versus the prior year quarter. Total segment operating income for the first nine months of 2020 increased $21.6 million, or 14%, versus the prior year.

•

Surfactant net sales were $333.8 million for the quarter, an 11% increase versus the prior year.  Sales volume increased 8% mostly due to higher demand for products sold into the consumer product end markets, driven by increased demand for cleaning, disinfection and personal wash products as a result of COVID-19.  Higher sales volume to our Tier 2/3 customers and higher demand into the global agricultural market also contributed to this increase.  This growth was partially offset by lower demand in the oilfield market.  Selling prices were up 7% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 4%.  The higher selling prices primarily reflect improved product and customer mix.  Surfactant operating income increased $21.5 million, or 109%, versus the prior year primarily due to the strong sales volume growth, a $3.9 million operating improvement in Mexico, and a partial $2.2 million insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage.

•

Polymer net sales were $116.7 million for the quarter, a 14% decrease versus the prior year.  Sales volume decreased 5% primarily due to lower North American demand for rigid polyols used in rigid foam insulation and lower phthalic anhydride demand.  The lower rigid polyols demand reflects COVID-19 construction project delays and cancellations.  On a global basis, the demand for rigid polyols is gradually improving. Selling prices declined 9% versus the prior year third quarter.  Polymer operating income decreased $0.9 million, or 4% versus the prior year quarter primarily due to the lower sales volume and margins in North America.  The lower North American margins reflect incremental raw material costs as a result of the previously disclosed Illinois River lock closures.  Operating income in the current year quarter benefited from a partial $2.8 million insurance recovery related to the first quarter 2020 Millsdale, IL plant power outage.

•

Specialty Product net sales were $14.0 million for the quarter, a 17% decrease versus the prior year.  Sales volume was flat between quarters.  Operating income decreased $0.7 million versus the prior year quarter primarily due to lower margins within our medium chain triglycerides (MCT) product line and customer order patterns within our food and flavor business.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2020	2019	% Change	2020	2019	% Change
Total Corporate Expenses	$22,736	$17,238	32%	$53,021	$59,666	(11)%
Less:
Deferred Compensation	$5,613	$1,610	249%	$4,754	$11,478	(59)%
Business Restructuring	$126	$459	(73)%	$708	$1,642	(57)%
Adjusted Corporate Expenses	$16,997	$15,169	12%	$47,559	$46,546	2%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $1.8 million, or 12% for the quarter.  The quarterly increase was primarily attributable to higher incentive-based compensation expense and higher consulting expenses.  The higher consulting expenses were partially related to acquisition activities.  Corporate expenses were up 2% on a nine-month basis.

Income Taxes and Net Interest

The Company’s effective tax rate was 23.7% for the first nine months of 2020 versus 17.3% for the first nine months of 2019.  This year-over-year increase was primarily attributable to: (i) the non-recurrence of favorable research and development tax credits recognized in the third quarter of 2019, and; (ii) a less favorable geographical mix of income in the first nine months of 2020 versus the same period in 2019.

Shareholder Return

The Company paid $6.2 million of dividends to shareholders in the third quarter of 2020.  During the first nine months of 2020 the Company paid $18.5 million of dividends and repurchased $13.8 million of Company stock.  The Company has 189,050 shares remaining under its Board of Directors’ share repurchase authorization.  With the increased cash dividend in the fourth quarter of 2020, the Company has increased its dividend on the Company’s common stock for the 53rd consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $37.5 million versus the second quarter of 2020 while the net debt ratio dropped from -8% to -12%.  The decrease in net debt was attributable to a $37.5 million increase in cash partially driven by lower working capital requirements.

($ in millions)	9/30/20	6/30/20	3/31/20	12/31/19
Net Debt
Total Debt	$207.9	$207.9	$222.1	$222.1
Cash	310.4	272.9	254.3	315.4
Net Debt	$(102.5)	$(65.0)	$(32.2)	$(93.3)
Equity	938.2	897.4	866.8	891.8
Net Debt + Equity	$835.7	$832.4	$834.6	$798.5
Net Debt / (Net Debt + Equity)	-12%	-8%	-4%	-12%

The major working capital components were:

($ in millions)	9/30/20	6/30/20	3/31/20	12/31/19
Net Receivables	$295.6	$286.7	$290.6	$276.8
Inventories	202.3	208.2	198.2	203.6
Accounts Payable	(207.6)	(187.4)	(187.9)	(194.3)
	$290.3	$307.5	$300.9	$286.1

Capital spending was $30.2 million during the quarter and $84.9 million during the first nine months of 2020.  This compares to $25.7 million and $70.8 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $100 million to $120 million.

Outlook

“Adjusted net income for the first nine months of 2020 was a record $98.9 million, up 6% versus 2019, despite the negative impact of our Millsdale plant power outage during the first quarter,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “We believe our Surfactant volumes in the consumer product end markets should remain strong as a result of heightened demand for disinfection, cleaning and personal wash products.  We anticipate that demand for surfactants within the agricultural market will approximate last year and that the oilfield market will remain down for the balance of 2020.  Although global demand for rigid polyols has slightly recovered, we believe the business will continue to be challenged short-term as re-roofing and new construction projects have been deferred or canceled.  Despite recent challenges, we believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes should increase demand.  Our Specialty Product business should approach prior year results.  Our strong balance sheet and cash on hand positions us for future organic and inorganic growth.”

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 21, 2020. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 920-5526, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2020 and 2019

(Unaudited – 000’s Omitted)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Net Sales	$464,480	$451,582	$1,375,016	$1,413,755
Cost of Sales	367,423	374,180	1,100,195	1,158,785
Gross Profit	97,057	77,402	274,821	254,970
Operating Expenses:
Selling	13,266	14,186	39,719	42,295
Administrative	21,354	19,708	60,957	60,558
Research, Development and Technical Services	14,303	13,473	41,661	40,228
Deferred Compensation Expense	5,613	1,610	4,754	11,478
	54,536	48,977	147,091	154,559

Business Restructuring	126	459	708	1,642

Operating Income	42,395	27,966	127,022	98,769

Other Income (Expense):
Interest, Net	(1,626)	(1,402)	(4,115)	(5,021)
Other, Net	2,629	885	3,804	4,265
	1,003	(517)	(311)	(756)

Income Before Income Taxes	43,398	27,449	126,711	98,013
Provision for Income Taxes	10,056	1,569	29,987	16,945
Net Income	33,342	25,880	96,724	81,068
Net Income (Income) Loss Attributable to Noncontrolling Interests	(174)	9	(304)	23
Net Income Attributable to Stepan Company	$33,168	$25,889	$96,420	$81,091
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.45	$1.12	$4.20	$3.52
Diluted	$1.43	$1.11	$4.15	$3.48
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,907	23,025	22,951	23,070
Diluted	23,237	23,300	23,236	23,320

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Net Income Reported	$33,168	$1.43	$25,889	$1.11	$96,420	$4.15	$81,091	$3.48

Deferred Compensation (Income) Expense	$2,612	$0.11	$1,392	$0.06	$1,692	$0.07	$6,482	$0.28
Business Restructuring Expense	$95	$0.00	$334	$0.02	$526	$0.02	$1,199	$0.05
Cash-Settled SARs (Income) Expense	$546	$0.02	$314	$0.01	$256	$0.01	$1,765	$0.08
Environmental Remediation Expense		$-	$-	$-		$-	$2,210	$0.09
Voluntary Debt Prepayment Expense		$-	$-	$-		$-	$948	$0.04

Adjusted Net Income	$36,421	$1.56	$27,929	$1.20	$98,894	$4.25	$93,695	$4.02

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2020	EPS	2019	EPS	2020	EPS	2019	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$3,437		$1,831		$2,227		$8,529
Business Restructuring Expense	$126		$459		$708		$1,642
Cash-Settled SARs (Income) Expense	$718		$413		$337		$2,322
Environmental Remediation Expense	$-		$-		$-		$2,908
Voluntary Debt Prepayment Expense	$-		$-		$-		$1,247

Total Pre-Tax Adjustments	$4,281		$2,703		$3,272		$16,648

Cumulative Tax Effect on Adjustments	$(1,028)		$(663)		$(798)		$(4,044)

After-Tax Adjustments	$3,253	$0.13	$2,040	$0.09	$2,474	$0.10	$12,604	$0.54

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $3.4 million of expense versus $1.8 million of expense in the prior year. The year to date impact was $2.2 million of expense versus $8.5 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2020				2019
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$109.00	$97.10	$88.46	$102.44	$97.06	$91.91	$87.52

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2020	2019	2020	2019
Deferred Compensation
Operating Income (Expense)	$(5,613)	$(1,610)	$(4,754)	$(11,478)
Other, net – Mutual Fund Gain (Loss)	2,176	(221)	2,527	2,949
Total Pre-Tax	$(3,437)	$(1,831)	$(2,227)	$(8,529)
Total After-Tax	$(2,612)	$(1,392)	$(1,692)	$(6,482)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2020 as compared to 2019:

($ in millions)	Three Months Ended September 30		Increase	Decrease Due to Foreign Currency Translation	Nine Months Ended September 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation
	2020	2019			2020	2019
Net Sales	$464.5	$451.6	$12.9	$(9.7)	$1,375.0	$1,413.8	$(38.8)	$(38.2)
Gross Profit	97.1	77.4	19.7	(2.7)	274.8	255.0	19.8	(8.4)
Operating Income	42.4	28.0	14.4	(2.2)	127.0	98.8	28.2	(6.3)
Pretax Income	43.4	27.4	16.0	(2.1)	126.7	98.0	28.7	(6.2)

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2020 and December 31, 2019

	Sept. 30, 2020	Dec. 31, 2019
ASSETS
Current Assets	$833,036	$818,789
Property, Plant & Equipment, Net	651,686	639,317
Other Assets	132,929	121,261
Total Assets	$1,617,651	$1,579,367
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$361,166	$339,114
Deferred Income Taxes	23,994	23,391
Long-term Debt	170,063	198,532
Other Non-current Liabilities	123,192	125,834
Total Stepan Company Stockholders’ Equity	938,193	891,783
Noncontrolling Interest	1,043	713
Total Liabilities and Stockholders’ Equity	$1,617,651	$1,579,367